As filed with the Securities and Exchange Commission on November 18, 2008

                                                  Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                                 RADVISION LTD.
             (Exact name of registrant as specified in its charter)

                 Israel                                      None
        (State or other jurisdiction of (I.R.S. Employer Identification No.) incorporation or organization)

               24 Raul Wallenberg Street, Tel Aviv, 69719, Israel
               (Address of Principal Executive Offices) (Zip Code)

                             DIRECTOR STOCK OPTIONS
                            (Full title of the plan)

                                    ---------

                                 RADVISION Inc.
                                Attn: David Ruby
                       17-17 State Highway 208, Suite 300
                          Fair Lawn, NJ 07410-2819 USA
                     (Name and address of agent for service)

                                 (201)-689-6300
          (Telephone number, including area code, of agent for service)

                                   Copies to:

         Steven J. Glusband, Esq.                   Rael Kolevsohn, Adv.
       Carter Ledyard & Milburn LLP           Vice President & General Counsel
              2 Wall Street                            RADVISION Ltd.
         New York, New York 10005                 24 Raul Wallenberg Street
            (212) 732-3200                          Tel Aviv 69719, Israel
                                                      (972)-(3)-767-9344

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


                         CALCULATION OF REGISTRATION FEE
=============================== ====================== ====================== ====================== ======================

                                                         Proposed maximum        Proposed maximum
Title of securities to be            Amount to be       offering price per      aggregate offering         Amount of
registered                          registered (1)             share                  price          registration fee (2)
------------------------------- ---------------------- ---------------------- ---------------------- ----------------------
Ordinary Shares, par value
NIS 0.1 per share.........            75,000 (3)            $5.09 (4)               $381,750                $15.00
------------------------------- ---------------------- ---------------------- ---------------------- ----------------------

Ordinary Shares, par value
NIS 0.1 per share.........            90,000 (5)            $6.78 (4)               $610,200                $23.98
------------------------------- ---------------------- ---------------------- ---------------------- ----------------------

Total.....................           165,000                   N/A                  $991,950                $38.98
------------------------------- ---------------------- ---------------------- ---------------------- ----------------------

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant's ordinary shares, par value NIS 0.1 per share (the "Ordinary Shares") that may be issued under the director stock options by reason of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by .0000393.

(3) Issuable under options to purchase 30,000 Ordinary Shares and 45,000 Ordinary Shares granted to Messrs. Efraim Wachtel and Zohar Zisapel, directors of the Registrant, respectively, pursuant to the approval of the Registrant's shareholders.

(4) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

(5) Issuable under options to purchase 30,000 Ordinary Shares granted to each of Messrs. Joseph Atsmon and Yoseph Linde and Ms. Liora Lev, directors of the Registrant, pursuant to the approval of the Registrant's shareholders.


                           ---------------------------


This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

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


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act, as amended (the "Exchange Act") (Commission File No. 000-29871):

          (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2007;

          (b) The Registrant's Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on June 26, 2008, June 30, 2008, July 2, 2008, July 31, 2008 (two reports), August 21, 2008, August 29,
               2008,  September 16, 2008,  October 2, 2008, October 30, 2008 and
               October 31, 2008; and

          (c) The description of the Registrant's Ordinary Shares contained in Amendment No. 1 to the Registration Statement on Form 8-A of the Registrant filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

Indemnification of Office Holders

         Under the Israeli Companies Law, a company may, if permitted by its articles of association, indemnify an office holder for any of the following liabilities or expenses that they may incur due to an act performed or failure to act in his or her capacity as the company's office holder:

          o monetary liability imposed on the office holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court;

          o reasonable legal costs, including attorneys' fees, expended by an office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the office holder and either: no financial liability was imposed on the office holder in lieu of criminal proceedings, or a financial liability was

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


               imposed on the office holder in lieu of criminal proceedings with respect to an alleged criminal offense that does not require proof of criminal intent; and

          o reasonable legal costs, including attorneys' fees, expended by the office holder or for which the office holder is charged by a court:

               o in an action brought against the office holder by the company, on behalf of the company or on behalf of a third party,

               o in a criminal action from which the office holder is acquitted, or

               o in a criminal action in which the office holder is convicted of a criminal offense which does not require proof of criminal intent.

         A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than legal costs, must be limited to foreseeable events in light of the company's actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

Insurance of Office Holders

         Under the Israeli Companies Law, a company may, if permitted by its articles of association, obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

Exculpation of Office Holders

         Under the Israeli Companies Law, a company may, if permitted by its articles of association, exculpate an office holder from a breach of duty of care in advance of that breach. Our articles of association provide for exculpation both in advance or retroactively, to the extent permitted under Israeli law. A company may not exculpate an office holder from a breach of duty of loyalty towards the company or from a breach of duty of care concerning dividend distribution or a purchase of the company's shares by the company or other entities controlled by the company.

Limitations on Exculpation, Insurance and Indemnification

         Under the Israeli Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

         Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

         Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law. On January 18, 2000, our shareholders agreed to indemnify our office holders to the fullest extent permitted under the Israeli Companies Law. At our 2007 annual general meeting of shareholders, our shareholders approved a new form of indemnification agreement, which indemnifies the office holders to the fullest extent permitted under the Israeli Companies Law as currently in effect. We have obtained directors and officers liability insurance for the benefit of our office holders.


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


Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  EXHIBITS.


         Exhibit No.
         -----------

            4.1          Memorandum of Association (1)

            4.2          Articles of Association, as amended (1)

            4.3 Amendment to Articles of Association of the Registrant (2)

            4.4          RADVISION Ltd. 2000 Employee Stock Option Plan (3)

            4.5          Form of option agreement

            5            Opinion of Rael Kolevsohn, Adv., Vice President &
                         General Counsel

            23.1         Consent of Rael Kolevsohn, Adv. (included in Exhibit 5)

            23.2 Consent of Kost Forer Gabbay and Kasierer, a Member of Ernst & Young Global

            24 Power of Attorney (included as part of this Registration Statement)

              ----------------------------------------

              (1) Filed as an exhibit to the Registrant's registration statement on Form F-1 Registration Number 333-30916, filed with the Securities and Exchange Commission, and incorporated herein by reference.

              (2) Filed as Exhibit 1.3 to the Registrant's annual report on Form
                  20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission, and incorporated herein by reference.

              (3) Filed as Exhibit 10.1 to the Registrant's registration statement on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission, and incorporated herein by reference.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;




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

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                               provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
                  Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on November 18, 2008.



                                            RADVISION LTD.


                                            By:  /s/Boaz Raviv
                                                 -------------
                                            Boaz Raviv
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Boaz Raviv and Adi Sfadia, and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of RADVISION Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 18, 2008 by the following persons in the capacities indicated.

   Signature                      Title

   /s/Zohar Zisapel
   ----------------
   Zohar Zisapel                  Chairman of the Board of Directors

   /s/Boaz Raviv
   -------------
   Boaz Raviv                     Chief Executive Officer

   /s/Adi Sfadia
   -------------
   Adi Sfadia                     Chief Financial Officer and Principal
                                  Accounting Officer

   /s/Joseph Atsmon
   ----------------
   Joseph Atsmon                  Director

   ------------
   Liora Lev                      Director

   /s/Yoseph Linde
   ---------------
   Yoseph Linde                   Director

   /s/Andreas Mattes
   -----------------
   Andreas Mattes                 Director

   /s/Efraim Wachtel
   -----------------
   Efraim Wachtel                 Director

   RADVISION Inc.
   By:  /s/David Ruby             Authorized Representative in the United States
        -------------
   Name: David Ruby
   Title: General Manager - Americas


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